Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-213620

October 17, 2016

Rights Offering October 2016 © 2016 Great Elm Capital Group, Inc.

Legal notices © 2016 Great Elm Capital Group, Inc. 2 Rights offering materials, including a prospectus and other items necessary to exercise the rights, have been mailed to stockholders of record on October 14, 2016. The prospectus contains important information about the rights offering and the shares, and stockholders are urged to read the prospectus and the documents incorporated by reference into the prospectus carefully in their entirety. A registration statement relating to the shares of our common stock has been filed with the SEC and became effective on October 14, 2016. The offering will be made only by means of the prospectus which is a part of the effective registration statement. A copy of the final prospectus contained in the registration statement may be obtained at https://www.sec.gov/Archives/edgar/data/1082506/000155837016008609/0001558370-16-008609-index.htm or from us or MacKenzie Partners, our information agent for the offering. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy our securities, nor shall there be any offer or sale of our securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This presentation contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the rights offering, performance of Great Elm Capital Corp. and our revenue from Great Elm Capital Corp. When used in this presentation, the words “potential,” “indicate,” “expect,” “intend,” “believe,” “may,” “will,” “if, “anticipate,” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, the possibility that the effectiveness of the registration statement may be suspended before the rights offering closes, that we may choose to postpone, modify, delay the rights offering, the possibility that the Full Circle transaction will not be completed, our inability to utilize our tax assets as well as those factors discussed under the heading "Risk Factors" in the prospectus for the rights offering and other documents filed with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to publicly update any forward-looking statements.

3 Investment management Joint ventures Merchant banking Lean Corporate Support Our strategy © 2016 Great Elm Capital Group, Inc.

Focus on growing our business development company (“BDC”), GECC, both organically and inorganically Organic growth of the BDC by increasing its capital base Inorganic growth by consolidating other BDCs Launch additional investment vehicles to leverage Great Elm Capital Management’s core investment skill set By leveraging our team and infrastructure, GECM will achieve economies of scale across a larger asset base Investment management © 2016 Great Elm Capital Group, Inc. Our goal is to build a $1+ billion BDC over the next three to four years, as well as to launch complementary investment products 4

5 © 2016 Great Elm Capital Group, Inc. Great Elm Capital Corp. The pro forma column represents the first twelve months of operations post the Full Circle merger* The pro forma and estimated columns are projected and may not be achieved * Assumes the Full Circle transaction will be completed, and we can not assure you that it will be completed In thousands Formula Pro Forma Estimate Management fee 1.5% of total assets (excluding cash) $225,000 3,375 $ Incentive fee 20% of net investment income (subject to 7% hurdle rate) 18,000 $ 3,600 Capital gains 20% of net capital gains TBD Total fee revenue 6,975 Costs against fee revenue 45% to 65% of total fee revenue (4,534) Contribution 2,441 Dividend 9% of NAV $30,000 2,700 Profit from the BDC 5,141 $

6 We have $1.7 billion of NOL carryforwards as of June 30, 2016 We intend to generate revenue by partnering with thoughtful investors to create bespoke solutions with compelling after-tax returns for both us and our counterparties Joint ventures We will create bespoke solutions and reinvest our share of the proceeds in our merchant banking business © 2016 Great Elm Capital Group, Inc.

7 NOL expiration © 2016 Great Elm Capital Group, Inc. This chart shows $1.082 billion of NOL expirations We also have $550+ million of NOLs with nearer term expiration dates that are under our review $182.7 $137.1 $126.6 $55.4 $113.9 $35.9 $91.8 $35.6 $47.5 $30.8 $61.3 $88.3 $62.8 $0.1 $12.9 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035

8 Merchant banking Today, our core competencies are M&A and leveraged finance Our merchant banking will focus on: Buying, growing and holding control positions in quality businesses in attractive industries Growing our portfolio companies organically and through M&A Opportunistically creating liquidity events for our subsidiary portfolio companies and reinvesting the proceeds in new subsidiaries © 2016 Great Elm Capital Group, Inc. Within the next five years, we plan to be a merchant bank, holding a portfolio of control investments for the long-term

9 Gross Proceeds $45 million (assuming all subscription privileges are exercised) Use of Proceeds General corporate purposes (including investments and acquisitions) Rights Each holder of GEC common stock on the record date will receive non-transferable Rights as a dividend on a 1:1 basis. Each rights holder will have a pro-rata basic subscription privilege to purchase 1.2962 shares of common stock for each share owned on the October 13, 2016 record date and an over-subscription privilege conditioned on full exercise of the holder’s basic subscription privilege. The purchase price per share is $3.6672. Non-Transferability The rights are not transferable separately from the underlying shares of common stock. Transfer of ownership of a share of common stock after the record date will also transfer ownership of the right issued with respect to such share. Backstop $36.6 million will be backstopped at the same price by a group of investors led by Gracie Investments LLC Limitations No backstop provider may become a 19.9% stockholder. No current stockholder will be allowed to become a 5% stockholder as a result of the rights offering. Gracie Investing, LLC may become a 10% holder. Existing 5% holders may exercise their basic subscription privileges but not any over-subscription privileges. Listing The offering of the rights and the shares is registered under the Securities Act and the shares of common stock will be listed on Nasdaq. The rights will not be listed. Dealer-Managers Oppenheimer & Co. and Janney Montgomery Scott Summary of the offering © 2016 Great Elm Capital Group, Inc.

10 Pro forma balance sheet © 2016 Great Elm Capital Group, Inc. As of June 30, 2016 (in thousands) Historical August Note Payoff Note Redemption Rights Offering Pro Forma Cash and cash equivalents 50,711 $ (8,195) $ (31,663) $ 42,825 $ 53,678 $ Cash in GECC 30,000 30,000 80,711 83,678 Other assets 110 110 Deferred financing costs 930 (200) (730) - Total assets 81,751 $ 83,788 $ Accounts payable & accrued liabilities 10,290 $ 10,290 $ Senior Secured Notes due 2019 34,640 (7,452) (27,188) - Total liabilities 44,930 10,290 Stockholders' equity 36,821 (943) (5,205) 42,825 73,498 Total liabilities & stockholders' equity 81,751 $ 83,788 $

11 © 2016 Great Elm Capital Group, Inc. Per share value The $3.6672 subscription price represents a 4.7% discount to the $3.84 pro forma net asset value (1) For GAAP purposes, this asset is not yet recognized (1) (1) As of June 30, 2016 Historical Post-Offering In thousands In thousands Per Share Cash and cash equivalents 50,711 $ 53,678 $ Payables and other liabilities (10,290) (10,290) Adjusted cash 40,421 43,388 2.00 $ Cash and cash equivalents in GECC 30,000 30,000 1.38 $ Note receivable from IP business sale 10,000 10,000 0.46 $ Other assets 1,040 110 0.01 $ Deferred tax assets TBD TBD - $ Senior secured notes due 2019 (36,588) - OID 1,948 - Net assets 46,821 $ 83,498 $ 3.84 $ Outstanding shares 9,467 21,738